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--------                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                         WASHINGTON, D.C. 20549
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                              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                        Section 17(a) of the Public Utility Holding Company Act of 1935 or
                             Section 30(f) of the Investment Company Act of 1940

   (Print or Type Responses)
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1. Name and Address of Reporting Person*   2. Date of Event       4. Issuer Name and Ticker or Trading Symbol
                                              Requiring Statement         LiL Marc, Inc. (LILM: OTCBB)
                                              (Month/Day/Year)

   Wynne, Joseph P.                           May 25, 2000
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   (Last)         (First)       (Middle)                           5. Relationship of Reporting Person(s)  6. If Amendment, Date
                                           -----------------------     to Issuer (Check all applicable)       of Original
                                           3. I.R.S. Identification X  Director               10% Owner       (Month/Day/Year)
                                              Number of Reporting  ---                   ----
   830 Third Avenue                           Person, if an         X  Officer (give          Other (specify ---------------------
--------------------------------------------  entity (voluntary)       title below)           below)        7. Individual or
                  (Street)                                         ---                   ----                  Joint/Group Filing
                                                                                                               (Check applicable
                                                                                                               line)
                                                                             PRESIDENT                       X Form Filed by One
                                                                       ----------------------                  Reporting Person
                                                                                                            ---
                                                                                                               Form Filed by
                                                                                                               More Than One
                                                                                                               Reporting Person
  New York, New  York 10022                                                                                 ---
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  (City)          (State)       (Zip)                                      Table I -- Non-Derivative Securities Beneficially Owned
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  1. Title of Security                      2. Amount of Securities     3. Ownership          4. Nature of Indirect Beneficial
      (Instr. 4)                               Beneficially Owned          Form: Direct          Ownership (Instr. 5)
                                               (Instr. 4)                  (D) or Indirect
                                                                           (I) (Instr. 5)
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  Common Stock                              None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
             TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 3 (continued)   Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Date Exer-  3. Title and Amount of Securities  4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                       cisable and    Underlying Derivative Security     sion or      ship        Beneficial Ownership
                                    Expiration     (Instr. 4)                         Exercise     Form of     (Instr. 5)
                                    Date                                              Price of     Deriv-
                                    (Month/Day/                                       Deri-        ative
                                     Year)                                            vative       Security:
                                                                                      Security     Direct
                                 --------------------------------------------------                (D) or
                                  Date      Expira-                        Amount                  Indirect (I)
                                  Exer-     tion           Title           Of Number               (Instr. 5)
                                  cisable   Date                           Of Shares
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Explanation of Responses:

                                                                                /s/ Joseph P. Wynne                 6/5/00
                                                                      -------------------------------------  ---------------------
                                                                        ** Signature of Reporting Person            Date
                                                                           Joseph P. Wynne

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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